EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the incorporation by reference in the Registration Statement of Bridgeline Digital, Inc. on Forms S-8 (Nos. 333-170819, 333-188854, 333-181677 and 333-181678) of our report dated December 20, 2013, and with respect to our audits of the consolidated financial statements of Bridgeline Digital, Inc. as of September 30, 2013 and 2012 and for the years then ended, which report is included in this Annual Report on Form 10-K of Bridgeline Digital, Inc. for the year ended September 30, 2013.

Our report on the consolidated financial statements refers to a change in the method of accounting related to adoption of Financial Accounting Standards Board issued ASU No. 2011-05, Comprehensive Income (Topic 220), effective October 1, 2012.

/s/ Marcum LLP

Marcum LLP

Boston, Massachusetts

December 20, 2013